Exhibit 99.2

9540 Towne Centre Drive Suite 100 San Diego, CA 92121 Phone (858) 450-9009 Fax (858) 450-9929 www.bakbone.com

As you may have already heard, BakBone Software and Quest Software announced [earlier today] that we have entered into a definitive agreement under which Quest will acquire BakBone. We expect the transaction to be completed in the first quarter of 2011, subject to approval by BakBone’s shareholders, regulatory approvals and other customary closing conditions.

We know you are very familiar with the powerful data protection solutions offered by BakBone. But, for those of you who may be unfamiliar with Quest, Quest is a top five IT systems management company that simplifies and reduces the cost of managing IT for more than 100,000 customers worldwide. Quest provides management solutions for virtualized systems, Windows, applications, and databases, enabling customers to save time and money across physical, virtual and cloud environments.

Following this acquisition, BakBone’s products will become key components of Quest’s robust suite of data protection solutions. Our two companies’ data protection product sets are highly complementary with minimal overlap. Quest intends to continue and enhance BakBone’s development and support of its NetVault solutions.

Gartner has predicted that at least 20% of organizations will have changed their primary backup vendor due to frustration over cost, complexity and/or capability. Together, Quest and BakBone will be able to execute even more aggressively – along with our partners – into the $5B data protection market, which according to Gartner, is set to grow by 25% by 2014.

Thank you for your continued loyalty and partnership with BakBone. Following the completion of the acquisition, we look forward to welcoming you to the Quest partner community and will share additional details regarding the product roadmap. At that time we will also provide details regarding how to become part of Quest’s partner program, and encourage you to participate!

BakBone and Quest are committed to delivering the highest quality solutions and support to help you meet your customers’ expectations. Read the press release http://www.bakbone.com/docs/Bakbone_Quest_Press_Release.pdf to learn more about this acquisition, reach out to your BakBone representative should you have any questions. We are already working very closely together to ensure that the transition will be a smooth one for our partners and customers.

Best regards,

Steve Martin

Sr. VP, Chief Financial Officer and Interim CEO

steve.martin@bakbone.com

Additional Information and Where to Find It

In connection with the proposed acquisition, BakBone will file a Proxy Statement with the SEC and on SEDAR. ALL INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THIS PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING BAKBONE, THE ACQUISITION, THE PERSONS SOLICITING PROXIES IN CONNECTION WITH THE ACQUISITION ON BEHALF OF BAKBONE AND THE INTERESTS OF THESE PERSONS IN THE ACQUISITION AND RELATED MATTERS. BakBone intends to mail the Proxy Statement to its shareholders once such Proxy Statement is no longer subject to SEC review. Investors and shareholders holders may obtain a free copy of the Proxy Statement when available and other documents filed by BakBone with the SEC on the SEC’s website at http://www.sec.gov. Free copies of the Proxy Statement may be obtained by contacting the Chief Executive Officer of BakBone at 9540 Towne Centre Drive, Suite 100, San Diego, CA 92121 or by calling (858) 795-7590. In addition to the Proxy Statement, BakBone and Quest file annual, quarterly, and special reports, proxy statements and other information with the SEC, and, in the case of BakBone, on SEDAR.

BakBone and its respective directors, executive officers and certain members of its management and other employees may be soliciting proxies from its shareholders in favor of the arrangement agreement, the acquisition and other related matters. Information concerning persons who may be considered participants in the solicitation of BakBone’s shareholders under the rules of the SEC will be set forth in the Proxy Statement to be filed by BakBone.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this communication that address activities, events or developments that Quest and BakBone expect, believe or anticipate will or may occur in the future are forward-looking statements, including the expected benefits of the transaction for the two companies and their customers and the anticipated closing date of the acquisition. These statements are based on certain assumptions made by Quest and BakBone based on their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Quest and BakBone. Any such projections or statements include the current views of Quest and BakBone with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including the approval of the BakBone shareholders and the Court of Queen’s Bench of Alberta; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; general industry conditions and competition; and business and economic conditions; and other risks described from time to time in Quest’s and BakBone’s Securities and Exchange Commission (“SEC”) filings (and with respect to BakBone, SEDAR filings), including their Annual Reports on Form 10-K for the fiscal year ended December 31, 2009 and March 31, 2010, respectively. Quest and BakBone disclaim any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.